Exhibit 10.2

[Published CUSIP Number:  ______]

$2,500,000,000

CREDIT AGREEMENT

Dated as of December 27, 2007

among

COMMSCOPE, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,

and

The Other Lenders Party Hereto

____________________

BANC OF AMERICA SECURITIES LLC,
and
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers and Joint Bookrunners

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,
MIZUHO CORPORATE BANK, LTD.
and
CALYON NEW YORK BRANCH,
as Co-Documentation Agents

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
(212) 701-3000

TABLE OF CONTENTS

Section                                                                                                      Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	39
1.03	Accounting Terms.	40
1.04	Rounding.	41
1.05	Times of Day.	41
1.06	Letter of Credit Amounts.	41
1.07	Currency Equivalents Generally.	41
1.08	Additional Alternative Currencies.	42

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	The Loans.	42
2.02	Borrowings, Conversions and Continuations of Loans.	43
2.03	Letters of Credit.	45
2.04	Swing Line Loans.	55
2.05	Prepayments.	58
2.06	Termination or Reduction of Commitments.	62
2.07	Repayment of Loans.	63
2.08	Interest.	65
2.09	Fees.	66
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	66
2.11	Evidence of Debt.	67
2.12	Payments Generally; Administrative Agent’s Clawback.	68
2.13	Sharing of Payments by Lenders.	70
2.14	Increase in Commitments.	71

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.	73
3.02	Illegality.	75
3.03	Inability to Determine Rates.	76
3.04	Increased Costs; Reserves on Eurodollar Rate Loans.	76
3.05	Compensation for Losses.	78
3.06	Mitigation Obligations; Replacement of Lenders.	78
3.07	Survival.	79

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension.	79
4.02	Conditions to All Other Credit Extensions.	86

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power.	87
5.02	Authorization; No Contravention.	88
5.03	Governmental Authorization; Other Consents.	88
5.04	Binding Effect.	89
5.05	Financial Statements; No Material Adverse Effect.	89
5.06	Litigation.	90
5.07	No Default.	90
5.08	Ownership of Property; Liens; Investments.	91
5.09	Environmental Matters.	92
5.10	Insurance.	93
5.11	Taxes.	93
5.12	ERISA Compliance.	93
5.13	Subsidiaries; Equity Interests; Loan Parties.	94
5.14	Margin Regulations; Investment Company Act.	95
5.15	Disclosure.	95
5.16	Compliance with Laws.	95
5.17	Intellectual Property; Licenses, Etc.	96
5.18	Solvency.	96
5.19	Labor Matters.	96
5.20	Collateral Documents.	96
5.21	Anti-Terrorism Law.	98

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements.	99
6.02	Certificates; Other Information.	100
6.03	Notices.	103
6.04	Payment of Obligations.	104
6.05	Preservation of Existence, Etc.	104
6.06	Maintenance of Properties, Etc.	104
6.07	Maintenance of Insurance.	106
6.08	Compliance with Laws.	107
6.09	Books and Records.	107
6.10	Inspection Rights.	107
6.11	Use of Proceeds.	107
6.12	Covenant to Guarantee Obligations and Give Security.	107
6.13	Further Assurances.	109
6.14	Employee Benefits.	110
6.15	Compliance with Environmental Laws.	111
6.16	Information Regarding Collateral and Loan Documents.	111
6.17	Compliance with Terms of Leaseholds.	112
6.18	Interest Rate Protection.	112
6.19	Material Contracts.	112
6.20	Properties Designated for Sale.	112

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens.	114
7.02	Indebtedness.	116
7.03	Investments.	118
7.04	Fundamental Changes.	121
7.05	Dispositions.	121
7.06	Restricted Payments.	123
7.07	Change in Nature of Business.	124
7.08	Transactions with Affiliates.	124
7.09	Burdensome Agreements.	125
7.10	Use of Proceeds.	125
7.11	Financial Covenants.	125
7.12	Capital Expenditures.	126
7.13	Prepayments of Other Indebtedness; Modifications of Organization Documents and Other Documents, Etc.	126
7.14	Accounting Changes.	127
7.15	Inactive Subsidiaries.	127
7.16	No Further Negative Pledge.	127

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.	128
8.02	Remedies upon Event of Default.	130
8.03	Application of Funds.	131

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority.	132
9.02	Rights as a Lender.	133
9.03	Exculpatory Provisions.	133
9.04	Reliance by Administrative Agent.	134
9.05	Delegation of Duties.	134
9.06	Resignation of Administrative Agent.	135
9.07	Non-Reliance on Administrative Agent and Other Lenders.	136
9.08	No Other Duties, Etc.	136
9.09	Administrative Agent May File Proofs of Claim.	136
9.10	Collateral and Guaranty Matters.	137
9.11	Withholding Tax.	138

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	138
10.02	Notices; Effectiveness; Electronic Communications.	140
10.03	No Waiver; Cumulative Remedies.	142
10.04	Expenses; Indemnity; Damage Waiver.	143
10.05	Payments Set Aside.	145
10.06	Successors and Assigns.	145
10.07	Treatment of Certain Information; Confidentiality.	150
10.08	Right of Setoff.	151
10.09	Interest Rate Limitation.	151
10.10	Counterparts; Integration; Effectiveness.	152
10.11	Survival of Representations and Warranties.	152
10.12	Severability.	152
10.13	Replacement of Lenders.	152
10.14	Governing Law; Jurisdiction; Etc.	153
10.15	Waiver of Jury Trial.	154
10.16	No Advisory or Fiduciary Responsibility.	155
10.17	USA PATRIOT Act Notice.	155
10.18	ENTIRE AGREEMENT.	155
10.19	Lender Addendum.	156

SIGNATURES                                                                                                   S-1

SCHEDULES

2.03	Existing Acquired Business Letters of Credit and Existing Borrower Letters of Credit
4.01(a)(v)	Local Counsels
4.01(a)(xii)(C)	Mortgage Policy Amounts
4.01(a)(xiii)	Leased Property
5.06	Litigation
5.10	Insurance
5.17	Intellectual Property Matters
7.01(b)	Existing Liens
7.02(d)	Existing Indebtedness
7.03(e)	Existing Investments
7.05 (j)	Specified Permitted Dispositions
7.05 (l)	Additional Specified Permitted Dispositions
7.08	Existing Transactions with Affiliates
7.09	Existing Burdensome Agreements
7.13(a)	Specified Prepayments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Swing Line Loan Notice
C-1	Term A Note
C-2	Term B Note
C-3	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Mortgage
I-1	Perfection Certificate
I-2	Perfection Certificate Supplement
J-1	Opinion Matters- Counsel to Loan Parties
J-2	Opinion Matters- Special New York Counsel to Loan Parties
J-3	Opinion Matters- General Counsel to Borrower and its Subsidiaries
J-4	Opinion Matters- Assistant General Counsel to Acquired Business and its Subsidiaries
J-5	Opinion Matters - California and Illinois Counsel to Certain Subsidiaries of the Acquired Business
J-6	Opinion Matters - Local Real Estate Counsel to Loan Parties
K	Intercompany Note
L	Landlord Access Agreement
M	Lender Addendum

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 27, 2007 among COMMSCOPE, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

Pursuant to the Agreement and Plan of Merger dated June 26, 2007 (including all schedules and exhibits thereto, the “Acquisition Agreement”) among the Borrower, DJRoss, Inc., a Delaware corporation and an indirect Wholly-Owned Subsidiary of the Borrower (“Merger Sub”), and Andrew Corporation, a Delaware corporation (the “Acquired Business”), Merger Sub will merge with and into the Acquired Business (the “Acquisition”), with the Acquired Business surviving such merger as an indirect Wholly-Owned Subsidiary of the Borrower.

The proceeds of the borrowings hereunder will be used to fund the Transaction and provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

The Borrower has requested that (i) the Revolving Credit Lenders provide Revolving Credit Commitments of $400,000,000 in the aggregate to be available for Revolving Credit Loans; (ii) the Term A Lenders make Term A Loans in the amount of $750,000,000 on the Closing Date; (iii) the Term B Lenders make Term B Loans in the amount of $1,350,000,000 on the Closing Date; and (iv) the L/C Issuer issue letters of credit for the account of the Borrower.

The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

            1.01.    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” has the meaning specified in the Preliminary Statements.

“Acquired Business Convertible Subordinated Notes” means the 3-1/4% convertible subordinated notes of the Acquired Business due 2013 outstanding on the date hereof.

“Acquired EBITDA” means, with respect to any Person or business acquired in a Permitted Acquisition for any period, (i) the Consolidated EBITDA for such Person or business (determined using such definition as if references to the Borrower and its Subsidiaries therein were to such Person or business acquired) prior to the date of acquisition and during such period plus or minus (ii) without duplication of any cost savings or additional costs already reflected in clause (i) or Consolidated EBITDA of the Borrower, the Pro Forma Adjustments.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Subsidiary after the Closing Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (2) with respect to the Borrower or any Subsidiary, any Indebtedness of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into the Borrower or a Subsidiary, or Indebtedness expressly assumed by the Borrower or any Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Acquisition Agreement” has the meaning specified in the Preliminary Statements.

“Acquisition Consideration” means the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by the Borrower or any of its Subsidiaries in connection with a purchase or other acquisition subject to Section 7.03(g).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable Alternative Currency that could be purchased with such amount of Dollars based upon the Spot Rate.

“Anti-Terrorism Laws” has the meaning specified in Section 5.21(a).

“Applicable ECF Sweep Percentage” means, for any fiscal year, (a) 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.50:1.00 and (b) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.50:1.00.

“Applicable Equity Sweep Percentage” means, with respect to any issuance or sale of Equity Interests (other than an Excluded Issuance), (a) 50% if the Consolidated Leverage Ratio as of the last day of the Measurement Period is greater than or equal to 2.50:1.00 and (b) 25% if the Consolidated Leverage Ratio as of the last day of the Measurement Period is less than 2.50:1.00.

“Applicable Fee Rate” means (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first fiscal quarter commencing after the Closing Date, 0.50% per annum and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Applicable Fee Rate
1	<2.75:1.00	0.375%
2	≥2.75:1.00	0.500%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply in respect of the Applicable Fee Rate as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day after the date on which it is actually delivered.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit  Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term A Loans and the Revolving Credit Loans, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first fiscal quarter commencing after the Closing Date, 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Term A Loans and Revolving Loans
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	< 1.75:1.00	1.75%	0.75%
2	≥ 1.75:1:00 and < 2.75:1.00	2.00%	1.00%
3	≥ 2.75:1.00	2.25%	1.25%

and (b) in respect of the Term B Loans, 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans.

Any increase or decrease in the Applicable Rate for Term A Loans and Revolving Credit Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply in respect of the Term A Loans and the Revolving Credit Loans as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day after the date on which it is actually delivered.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to either the Term A Facility, the Term B Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, a Term B Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC, in their capacity as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal years then ended, including the notes thereto and (ii) the audited consolidated balance sheets of the Acquired Business and its Subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal years then ended, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Basket Amount” means (i) the sum of the aggregate Net Cash Proceeds received by the Borrower after the Closing Date from the sale or issuance of its Equity Interests (other than Excluded Issuances and other than Disqualified Equity Interests) minus (ii) the aggregate amount of Loans required to be prepaid pursuant to Section 2.05(b)(iii)minus (iii) the aggregate amount of Investments made pursuant to Section 7.03(c), (g), (h) or (i) (without duplication) in reliance, in whole or in part, on the Available Basket Amount.

“Bailee Letter” has the meaning assigned thereto in the Security Agreement.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan, a Term A Loan or a Term B Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Convertible Subordinated Debentures” means the 1% convertible subordinated debentures of the Borrower due 2024 outstanding on the date hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term A Borrowing or a Term B Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that is required to be included as an addition to property, plant or equipment as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP; provided that Capital Expenditures shall exclude (i) normal replacements and maintenance which are properly charged to current operations, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or the cost of purchase, repair or restoration financed with insurance or condemnation proceeds, except to the extent of the gross amount by which such purchase price or purchase, repair or restoration cost exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance or condemnation proceeds, as the case may be, (iii) expenditures that constitute a reinvestment of the Net Cash Proceeds of any event described in Section 2.05(b)(ii) or 2.05(b)(v), or (iv) expenditures that constitute a portion of the consideration in a Permitted Acquisition.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           direct obligations of any State of the United States of America or any political subdivision of any such State or public instrumentality thereof maturing within one year after the date of acquisition thereof and having, at the time of acquisition, one of the two highest ratings obtainable from S&P or Moody’s;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(d)           commercial paper issued by any Person organized under the laws of the United States of America, maturing within six months from the date of acquisition and, at the time of acquisition, having a rating of at least “A-1” (or the then equivalent grade) by S&P or at least “Prime-1” (or the then equivalent grade) by Moody’s;

(e)           repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (a) above entered into with any bank or trust company meeting the qualifications specified in clause (c) above;

(f)           auction rate bonds, auction rate preferred stock and other similar corporate securities of a type and with terms consistent with the Borrower’s short-term investment policies and that, at the time of acquisition, either (i) bear one of the two highest ratings obtainable from either S&P or Moody’s or (ii) are fully supported by a letter of credit issued by a bank satisfying the criteria set forth in clause (c) above;

(g)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition; and

(h)           in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in subsections (a) through (g) of this definition and are used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(d)           a “change of control” or any comparable term under, and as defined in, the indenture governing the Borrower Convertible Subordinated Debentures shall have occurred.

“Chattel Paper” has the meaning assigned to such term in the Security Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral,” “Mortgaged Property” and “Trust Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the other mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and each of the other agreements, instruments or documents that creates or purports to create a security interest or Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, a Term B Commitment, an Incremental Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Charges” means, for any Measurement Period, Consolidated Interest Charges for such period less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt, including by issuance of additional debt of such kind, and (b) amortization for such period of debt issuance costs, debt amount or premium and other financing fees and expenses.

“Consolidated Current Assets” means, at any date of determination, the total assets of the Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, at any date of determination, the total liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable (including franchise taxes accounted for as income taxes on the Borrower’s consolidated statement of operations), (iii) depreciation and amortization expense, (iv) nonrecurring fees, costs and expenses incurred in connection with the Transaction (including fees and expenses paid pursuant to this Agreement) not to exceed $65,000,000, (v) nonrecurring cash charges and expenses in respect of integration, consolidation, facility closure, severance and related cost-saving measures associated with the Acquisition, not to exceed $79,000,000, (vi) nonrecurring costs, fees and expenses incurred in connection with the conversion of the Borrower Convertible Subordinated Notes not to exceed $10,000,000 and (vii) other nonrecurring charges or expenses (including deferred financing fees associated with the conversion of the Borrower Convertible Subordinated Notes, any non-cash charges associated with the dispositions listed on Schedule 7.05(j) and non-cash inventory write-up and other purchase accounting adjustments in connection with the Acquisition) reducing such Consolidated Net Income to the extent the same do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), plus (b) (vi) net cost savings and acquisition synergies relating to the Transaction expected to be realized within twelve months of the Closing Date not to exceed (A) $57,000,000 for the Measurement Period ending December 31, 2007, (B) $42,750,000 for the Measurement Period ending March 31, 2008, (C) $28,500,000 for the Measurement Period ending June 30, 2008 and (D) $14,250,000 for the Measurement Period ending September 30, 2008, minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits (including franchise tax credits included in the income tax line item on the Borrower’s consolidated statement of operations) and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall include the Acquired EBITDA of any Person or business acquired in a Permitted Acquisition (other than any Permitted Acquisition involving the payment of consideration of less than $1,000,000), and exclude the Disposed EBITDA of any Person or business disposed of in a Disposition (other than any Disposition yielding gross proceeds of less than $1,000,000), consummated at any time during the relevant Measurement Period as if each Permitted Acquisition had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period.

Notwithstanding anything to the contrary, Consolidated EBITDA for the fiscal quarter ended March 31, 2007 shall be deemed to be $123,900,000, for the fiscal quarter ended June 30, 2007 shall be deemed to be $152,100,000, for the fiscal quarter ended September 30, 2007 shall be deemed to be $162,200,000, in each case, before giving effect pursuant to the preceding paragraph to any Permitted Acquisition or Disposition consummated after the Closing Date.

“Consolidated Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries required to be shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness under Swap Contracts (unless terminated).

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

Other than for purposes of calculating Excess Cash Flow, (A) for the first Measurement Period ending after the Closing Date, Consolidated Interest Charges shall be calculated on a Pro Forma Basis giving effect to the Transaction as if it had been consummated on the first day of the Measurement Period; and (B) for each of the three Measurement Periods thereafter, Consolidated Interest Charges shall be equal to (i) for the second Measurement Period ending after the Closing Date, Consolidated Interest Charges for the second fiscal quarter ending after the Closing Date times four (4); (iii) for the third Measurement Period ending after the Closing Date, Consolidated Interest Charges for the two full fiscal quarters ending after the Closing Date times two (2); and (iv) for the fourth Measurement Period ending after the Closing Date, Consolidated Interest Charges for the three full fiscal quarters ending after the Closing Date times four-thirds (4/3).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Charges, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that the Borrower Convertible Subordinated Debentures and the Acquired Business Convertible Subordinated Notes shall be excluded from Consolidated Indebtedness for purposes of calculating the Consolidated Leverage Ratio for any date of determination prior to March 31, 2008.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (unless such restriction has been legally irrevocably waived until payment in full of the Obligations), except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Copyright” has the meaning assigned thereto in the Security Agreement.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term B Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposed EBITDA” means, with respect to any Person or business disposed of in a Disposition for any period, (i) the Consolidated EBITDA for such Person or business (determined using such definition as if references to the Borrower and its Subsidiaries therein were to such Person or business disposed of) prior to the date of disposition and during such period plus or minus (ii) the Pro Forma Adjustments.

“Disposition” or “Dispose” means (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any issuance or sale of any Equity Interests of any Subsidiary, in each case, to any Person other than (i) the Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 7.05, any other Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (x) debt securities or (y) any Equity Interest referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the date which is 91 days following the Maturity Date for the Term B Loans; provided, however, that only the portion of such Equity Interest that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be a Disqualified Equity Interest.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(v) and (vi) and for which consents, if any, as may be required under Section 10.06(b)(iii) have been obtained.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, common law, permits, franchises and licenses relating to pollution and the protection of the environment or human health (to the extent related to exposure to Hazardous Materials) or the generation, storage, treatment, handling, transport, use or Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but excluding debt securities convertible or exchangeable into or exercisable for such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, (g) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon the Borrower, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Subsidiary.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan, a Term A Loan or a Term B Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Amount” has the meaning specified in Section 2.05(b)(x).

“Excess Cash Flow” means, for any fiscal year of the Borrower, Consolidated EBITDA for such fiscal year plus (a) the sum (for such fiscal year) of (i) the difference, if positive, of Net Working Capital at the end of the prior fiscal year (or the beginning of such fiscal year in case of the fiscal year ending December 31, 2008) over the amount of Net Working Capital at the end of such fiscal year and (ii) income or gain excluded from the calculation of Consolidated Net Income resulting from extraordinary gains realized in cash during such fiscal year minus (b) the sum (for such fiscal year) of (i) Consolidated Cash Interest Charges, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07,  and optional prepayments of Term Loans made pursuant to Section 2.05(a)(i), (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year (other than to the extent funded by proceeds of Indebtedness or issuance of Equity Interests), (v) nonrecurring cash fees, costs and expenses incurred in connection with the Transaction to the extent added back to Consolidated Net Income in the determination of Consolidated EBITDA for such fiscal year, (vi) cash payments made by the Borrower and its Subsidiaries in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year, (vii) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior fiscal year (or the beginning of such fiscal year in the case of the fiscal year ending December 31, 2008) over the amount of Net Working Capital at the end of such fiscal year and (viii) extraordinary losses paid in cash during such fiscal year excluded from the calculation of Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” means any issuance or sale of Equity Interests in the Borrower (i) in the ordinary course of business pursuant to equity compensation plans, employment agreements or other benefit arrangements approved by the Board of Directors of the Borrower, including any issuance or sale of Equity Interests upon exercise, exchange or conversion of such Equity Interests, (ii) to any other Loan Party, (iii) to the stockholders of the Acquired Business in connection with the Acquisition pursuant to the Acquisition Agreement or (iv) in connection with any Permitted Acquisition and constituting all or a portion of the applicable consideration.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Executive Order” has the meaning specified in Section 5.21(a).

“Existing Acquired Business Credit Agreement” means that certain Credit Agreement dated as of September 29, 2005, as amended from time to time prior to the Closing Date, among the Acquired Business, Bank of America, N.A., as administrative agent, and a syndicate of lenders.

“Existing Acquired Business Letters of Credit” means letters of credit listed on Schedule 2.03, which were issued under the Existing Acquired Business Credit Agreement and are outstanding on the Closing Date.

“Existing Borrower Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of January 31, 2004, as amended from time to time prior to the Closing Date, among the Borrower, Wachovia Bank, N.A., as agent, and a syndicate of lenders.

“Existing Borrower Letters of Credit” means letters of credit listed on Schedule 2.03, which were issued under the Existing Borrower Credit Agreement and are outstanding on the Closing Date.

“Existing Credit Agreements” means the Existing Acquired Business Credit Agreement and the Existing Borrower Credit Agreement.

“Existing Letters of Credit” means the Existing Acquired Business Letters of Credit and the Existing Borrower Letters of Credit.

“Extraordinary Receipt” means any proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(v) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term A Facility, the Term B Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rates” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (i) the fee letter agreement, dated June 25, 2007, among the Borrower, the Administrative Agent and the Arrangers, and (ii) the amended and restated administrative fee letter agreement, dated December 27, 2007, among the Borrower, the Administrative Agent and Banc of America Securities LLC.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction outside the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1(a) of the Perfection Certificate as “Guarantors” and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other materials, chemicals, substances, wastes, pollutants, contaminants, compounds and constituents in any form and of any nature including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes, in each case which are regulated or which can give rise to liability pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Inactive Intellectual Property” means all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights owned or possessed by the Acquired Business or any of its Subsidiaries, or with respect to which the Acquired Business or any of its Subsidiaries has rights of use, in each case, which are not being used on the Closing Date and will not be used after the Closing Date, have no value and generate no revenues.

“Inactive Subsidiaries” means (i) Subsidiaries existing as of the Closing Date and indicated as “Inactive Subsidiaries” on Schedule 1(a) of the Perfection Certificate and (ii) Subsidiaries formed or acquired after the Closing Date (which shall be indicated as “Inactive Subsidiaries” on a Perfection Certificate Supplement, when required to be delivered), in all cases meeting the requirements of Section 7.15.

“Increase Effective Date” has the meaning specified in Section 2.14(a).

“Increase Joinder” has the meaning specified in Section 2.14(c).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 120 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all Disqualified Equity Interests of such Person (valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated October 2007 used by the Arrangers in connection with the syndication of the Commitments.

“Instrument” has the meaning assigned to such term in the Security Agreement.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.07 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” means trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights; provided, however, that Intellectual Property shall not include any Inactive Intellectual Property.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt or other obligations of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit L, or such other form as may reasonably be acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not, on the applicable Honor Date, been reimbursed or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that Wachovia Bank, N.A. in its capacity as issuer of the Existing Borrower Letters of Credit shall be deemed the L/C Issuer with respect to the Existing Borrower Letters of Credit until they expire or are canceled or Cash Collateralized.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Addendum” means, with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit M, to be executed and delivered by such Lender on or prior to the Closing Date as provided in Section 10.19.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement (including the Lender Addenda), (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document, (g) each Secured Hedge Agreement, (h) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX and Section 10.01, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Term B Borrowing, (c) a Revolving Credit Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary of the Borrower, or group of Subsidiaries as to which an event specified in Section 8.01(f) or (g) has occurred and is continuing, whether now existing or hereafter formed or acquired, that (i) had more than the Threshold Amount of total assets, (ii) generated more than the Threshold Amount of gross revenue or (iii) generated more than the Threshold Amount of Consolidated EBITDA, in each case as of the last day of (or for) the most recently completed period of four fiscal quarters for which financial statements have been, or are required to have been, delivered by the Borrower pursuant to Section 6.01.

“Material Contract” means (a) those contracts, leases, instruments, guaranties, licenses, agreements, and other arrangements listed as an exhibit to the Borrower’s filings under the Exchange Act and in effect as of the date hereof (other than employment agreements or other employee benefits agreements, plans and arrangements) and (b) all other contracts, leases, instruments, guaranties, licenses, agreements, and other arrangements to which the Borrower or any Subsidiary is, from time to time, a party, the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, six years from the Closing Date, (b) with respect to the Term A Facility, six years from the Closing Date, and (c) with respect to the Term B Facility, seven years from the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” has the meaning specified in Section 4.01(a)(xii)(C).

“Mortgages” has the meaning specified in Section 4.01(a)(xii).

“Mortgaged Property” means (a) each real property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12.

“Multiemployer Plan” means any employee benefit plan defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of, and reasonable premium or penalty (if any) and interest on, any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable fees and out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes paid or reasonably estimated to be actually payable as a result of any gain recognized in connection therewith, and the amount of reserves established to fund liabilities reasonably estimated to be payable, in each case within two years of the date of the relevant transaction; provided that, if the amount of any estimated taxes or reserves pursuant to subclause (C) exceeds the amount of taxes or liabilities actually required to be paid in cash in respect of such Disposition by an amount in excess of $10,000, the aggregate amount of such excess over the taxes or liabilities actually required to be paid shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the investment banking fees, underwriting discounts and commissions, and other reasonable fees and out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Note” means a Term A Note, a Term B Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities and other monetary obligations of, any Loan Party arising under any Loan Document (other than under any Secured Hedging Agreement or any Secured Cash Management Agreement) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Patent” has the meaning assigned thereto in the Security Agreement.

“Patriot Act” has the meaning specified in Section 4.01(i).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means a certificate in the form of Exhibit I-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit I-2 or any other form approved by the Administrative Agent.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute (or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years) or with respect to which the Borrower or any Subsidiary could incur liability.

“Permitted Acquisitions” means any Investments permitted by Section 7.03(g).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored or maintained by the Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, but excluding any Foreign Plan.

“Platform” has the meaning specified in Section 6.02.

“Post-Increase Revolving Credit Lender” has the meaning specified in Section 2.14(d).

“Pre-Increase Revolving Credit Lender” has the meaning specified in Section 2.14(d).

“Pro Forma Adjustments” means adjustments to account for a Permitted Acquisition or a Disposition (i) on a basis in accordance with GAAP and Regulation S-X promulgated under the Securities Act of 1933 or (ii) in a manner otherwise reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, it is agreed that the positive adjustments to Consolidated EBITDA arising out of the Transaction are reflected in clauses (a)(iv) - (vi) and (b) thereof (with additional potential positive adjustments allowable under clause (a)(vii) thereof) and there shall be no additional positive adjustments to Consolidated EBITDA arising out of the Transaction.

“Pro Forma Basis” means, with respect to any calculation, that such calculation shall be made (i) with respect to Consolidated EBITDA, after giving effect to the adjustments referred to in the second paragraph of the definition of Consolidated EBITDA for all Permitted Acquisitions and Dispositions (other than any Permitted Acquisition involving the payment of consideration of less than $1,000,000 and any Disposition yielding gross proceeds of less than $1,000,000) consummated at any time on or after the first day of the relevant Measurement Period and on or prior to the date of determination as if each Permitted Acquisition had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period, (ii) with respect to Consolidated Interest Charges, after giving effect to any Indebtedness incurred, assumed, refinanced or permanently repaid or extinguished (other than ordinary course working capital borrowings under revolving credit facilities) at any time on or after the first day of the relevant Measurement Period and on or prior to the date of determination in connection with Permitted Acquisitions and Dispositions (other than any Permitted Acquisition involving the payment of consideration of less than $1,000,000 and any Disposition yielding gross proceeds of less than $1,000,000) as if such incurrence, assumption, refinancing, repayment or extinguishing had been effected on the first day of such period and (iii) with respect to Consolidated Indebtedness, after giving effect to the incurrence, assumption, refinancing or repayment or extinguishment of any Indebtedness on the date of calculation.

“Public Lender” has the meaning specified in Section 6.02.

“Refinancing” means (i) the repayment in full and termination of all commitments under the Existing Credit Agreements, (ii) any repurchase or conversion into cash of Acquired Business Convertible Subordinated Notes that are tendered for purchase pursuant to the change of control offer to purchase required to be effected as a result of the Acquisition or converted to the consideration for the Acquisition in accordance with their terms, as the case may be, and (iii) any other refinancing necessary to meet the requirements of Section 4.01(d).

“Register” has the meaning specified in Section 10.06(c).

“Related Documents” means the Acquisition Agreement and any amendment or waivers thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” means the refinancing or repricing by the Borrower of the Term B Loans under this Agreement (x) with the proceeds of any secured term loans (including, without limitation, any new or additional term loans under this Agreement) or (y) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practice, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in any “base” rate), less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent, in consultation with Borrower, on the same basis) of the Term B Loans as of the date of such repricing and (ii) in the case of a refinancing of the Term B Loans, the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that (i) the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) until the first date on which the Arrangers and their respective Affiliates (including any fund that is managed by any of them) hold in the aggregate less than 35% of the sum of clauses (a) and (b) above, Required Lenders shall include the requirement for either (x) in addition to the requirement set forth above, five Unaffiliated Lenders (or such lower number (if any) of Unaffiliated Lenders then existing) or (y) Lenders holding 66-2/3% of the sum of clauses (a) and (b) above.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and forded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that (i) the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders and (ii) until the first date on which the Arrangers and their respective Affiliates (including any fund that is managed by any of them) hold in the aggregate less than 35% of the sum of clauses (a) and (b) above, Required Revolving Lenders shall include the requirement for either (x) in addition to the requirement set forth above, five Unaffiliated Lenders (or such lower number (if any) of Unaffiliated Lenders then existing) or (y) Lenders holding 66-2/3% of the sum of clauses (a) and (b) above.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that (i) the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders and (ii) until the first date on which the Arrangers and their respective Affiliates (including any fund that is managed by any of them) hold in the aggregate less than 35% of the Term A Facility, Required Term A Lenders shall include the requirement for either (x) in addition to the requirement set forth above, five Unaffiliated Lenders (or such lower number (if any) of Unaffiliated Lenders then existing) or (y) Lenders holding 66-2/3% of the Term A Facility.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that (i) the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders and (ii) until the first date on which the Arrangers and their respective Affiliates (including any fund that is managed by any of them) hold in the aggregate less than 35% of the Term B Facility, Required Term B Lenders shall include the requirement for either (x) in addition to the requirement set forth above, five Unaffiliated Lenders (or such lower number (if any) of Unaffiliated Lenders then existing) or (y) Lenders holding 66-2/3% of the Term B Facility.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revaluation Date” means with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participation in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to the Lender Addendum or Increase Joinder executed and delivered by such Lender or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-3.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between (i) the Borrower or any Loan Party and any Hedge Bank or (ii) any Subsidiary that is not a Loan Party and a Hedge Bank; provided that, in the case of clause (ii) only, the Borrower shall have given notice to the Administrative Agent prior to or promptly upon execution and delivery of such Swap Contract that such Swap Contract is designated as a Secured Hedge Agreement hereunder.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower or any Subsidiary under each Secured Hedging Agreement; provided that the aggregate amount of Secured Obligations under this clause (b) of any Subsidiary that is not a Loan Party shall be limited to $25,000,000, and (c) the due and punctual payment and performance of all obligations of the Borrower or any Loan Party (including overdrafts and related liabilities) under each Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Collateral” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Security Agreement between the Administrative Agent, for the benefit of the Secured Parties, and the Loan Parties, substantially in the form of Exhibit G.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 6.12.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and providedfurther that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” (i) applicable on or after the Closing Date shall refer to a Subsidiary or Subsidiaries of the Borrower after giving effect to the Transaction (i.e., including the Acquired Business and its Subsidiaries) and (ii) at all times shall exclude CommScope Credit Union.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule I to the Lender Addendum executed and delivered by such Lender or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule I to the Lender Addendum executed and delivered by such Lender or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit C-2.

“Term Borrowing” means either a Term A Borrowing or a Term B Borrowing.

“Term Commitment” means either a Term A Commitment or a Term B Commitment.

“Term Facilities” means either the Term A Facility or the Term B Facility.

“Term Lender” means, at any time, a Term A Lender or a Term B Lender.

“Term Loan” means a Term A Loan or a Term B Loan.

“Threshold Amount” means $10,000,000.

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Trademark” has the meaning assigned thereto in the Security Agreement.

“Transaction” means, collectively, (a) the Acquisition, (b) the Refinancing, (c) the entering into by the Loan Parties of the Loan Documents and the initial borrowings hereunder and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unaffiliated Lender” means a Lender other than the Arrangers or any of their respective Affiliates (including any fund that is managed by any of them).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” means, as to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity 100% of the Equity Interests in which (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law, and the equivalents thereof) are at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements of the Borrower, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	Currency Equivalents Generally.

(a)           Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars.

(b)           The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent Outstanding Amounts with respect to Letters of Credit denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(c)           Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.

1.08	Additional Alternative Currencies.

(a)           The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days (or, in the case of a request for the issuance of a Letter of Credit denominated in Euros, Pounds Sterling, Swiss Francs or Japanese Yen, seven Business Days) prior to the date of the desired Credit Extension (or such later time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion).  The Administrative Agent shall promptly notify the L/C Issuer thereof.  The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days (or, in the case of a request for the issuance of a Letter of Credit denominated in Euros, Pounds Sterling, Swiss Francs or Japanese Yen, two Business Days) after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c)           Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances; provided that the Administrative Agent and the L/C Issuer shall have the right in their sole discretion at any time to redetermine whether any such currency shall continue to be deemed an Alternative Currency for purposes of future Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.  Any specified currency of an Existing Letter of Credit that is not Dollars shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	The Loans.

(a)           The Term A Borrowing.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment.  The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Term B Borrowing.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment.  The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Applicable Percentage of the Term B Facility.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (iii) on the Closing Date, after giving effect to the Transaction, the sum of (A) the excess of the Revolving Credit Facility over the Total Revolving Credit Outstandings plus (B) the aggregate amount of unrestricted cash on hand of the Borrower and its Subsidiaries shall be equal to or greater than $200,000,000.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section2.01(c).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)           Each Term A Borrowing, each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans, Term B Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term A Borrowing, a Term B Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term A Facility.  After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term B Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Credit Facility.

2.03	Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)       Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)       The L/C Issuer shall not issue any Letter of Credit if:

(A)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; provided that without the consent of the Required Revolving Lenders, the L/C Issuer, at its discretion, may approve and issue Letters of Credit with stated expiry dates later than twelve months after the date of issuance or last extension; provided, further, that at no time shall the aggregate amount of Letter of Credit Exposures under Letters of Credit with stated expiry dates later than twelve months after such time exceed $10,000,000; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)       The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           such Letter of Credit is to be denominated in a currency other than Dollars;

(D)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)       The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)        The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)       The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)       Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)        Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)       If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each fifteen-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such fifteen-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency in accordance with the provisions of this Section 2.03(c)(i), unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the first Business Day following the date of any payment by the L/C Issuer under a Letter of Credit in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (such first Business Day, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)       Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)      With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)      Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)       Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)      If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii)     If the L/C Issuer shall make any payment or disbursement pursuant to a drawing under a Letter of Credit, then, (x) the unpaid amount thereof shall bear interest, for each day from and including the date such payment or disbursement is made to but excluding the Honor Date, at the Applicable Rate for Revolving Loans that are Base Rate Loans, and (y) unless the Borrower shall reimburse such payment or disbursement in full on the Honor Date, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the Honor Date to but excluding the date that the Borrower reimburses such payment or disbursement, at the rate per annum determined pursuant to Section 2.08(b).  Interest accrued pursuant to this paragraph shall be for the account of the L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to this Section 2.03(c) to reimburse the L/C Issuer shall be for the account of such Lender to the extent of such payment.

(d)           Repayment of Participations.

(i)       At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)       If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)      the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)      any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral in respect of any one or more Letters of Credit denominated in an Alternative Currency, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations, such additional Cash Collateral not to exceed an amount equal to 5.0% of the Outstanding Amount thereof.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America; provided that in the event any interest or profits accrue on the investments or amounts in such accounts, such interest or profits shall accumulate for the benefit of the Borrower subject to the provisions of this Section 2.03(g).  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.  If the Borrower is required to provide cash collateral pursuant to Section 2.05(b)(ix), such amount (including interest, if any), to the extent not applied as aforesaid, shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the Total Revolving Credit Outstandings would not exceed the Revolving Credit Facility at such time and (ii) no Default shall have occurred and be continuing at such time.  If the Borrower is required  to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account, in Dollars, of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.25% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer, in Dollars, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and providedfurther that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)       The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)       If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)      If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)      Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.04(c)(i) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)       At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)        If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a)           Optional.

(i)       Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium (except as set forth in Section 2.05(c)) or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in the manner directed by the Borrower (and if no direction is given by the Borrower, in direct order of maturity), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.  Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term B Facility pursuant to this Section 2.05(a)(i) during the period from the Closing Date through the date ten Business Days thereafter.

(ii)        The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.

(i)       For each fiscal year, beginning with the fiscal year ending December 31, 2008, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) for such fiscal year and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the Applicable ECF Sweep Percentage of Excess Cash Flow for such fiscal year.

(ii)      If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d), (e), (f), (g), (h) and (i)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within five Business Days after receipt thereof by such Person; provided, however, that, other than in the case of any Disposition pursuant to Section 7.05(l), so long as no Default shall have occurred and be continuing, such prepayment shall not be required on such date to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent on or prior to such date that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 180 days after the receipt of such Net Cash Proceeds; and providedfurther, however, that any Net Cash Proceeds not so reinvested by the last day of such period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)     Upon the sale or issuance by the Borrower of any of its Equity Interests (other than Excluded Issuances), the Borrower shall prepay an aggregate principal amount of Loans equal to the Applicable Equity Sweep Percentage of all Net Cash Proceeds received therefrom, within five Business Days after receipt thereof by the Borrower.

(iv)     Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02, other than Section 7.02(j)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on the same Business Day of receipt thereof by the Borrower or such Subsidiary.

(v)      Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds, within five Business Days after receipt thereof by the Borrower or such Subsidiary; provided, however, that so long as no Default shall have occurred and be continuing, such prepayment shall not be required on such date to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent on or prior to such date that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 180 days after the receipt of such Net Cash Proceeds (including to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received); and providedfurther, however, that any Net Cash Proceeds not so applied by the last day of such period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(v).

(vi)     Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the remaining principal repayment installments of each of the Term A Facility and Term B Facility on a pro rata basis (prior to giving effect to any rejection by any Term B Lender of any such prepayment pursuant to clause (vii) below); provided that prepayments under Sections 2.05(b)(iii) and (iv) may, at the election of the Borrower, be applied, first, to the principal repayment installments of the Term A Loans in direct order of maturity; second, to the principal repayment installments of the Term B Loans on a pro rata basis; and third, to the Revolving Credit Facility.  If after all of the Term Loans have been repaid in full, any Excess Cash Flow or Net Cash Proceeds remain outstanding to be applied pursuant to the foregoing provisions of this Section 2.05(b), the Revolving Credit Facility shall be permanently reduced by the amount of Excess Cash Flow or Net Cash Proceeds so remaining to be applied, and the Borrower shall comply with Section 2.05(b)(ix).

(vii)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (v) of this Section 2.05(b) at least (A) in the case of the prepayment of Term Loans which are Base Rate Loans, three Business Days and (B) in the case of prepayments of Term Loans which are Eurodollar Rate Loans, five Business Days, in each case prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower's prepayment notice and of such Appropriate Lender's pro rata share of the prepayment.  So long as any Term A Loans are outstanding, any Term B Lender may elect, by delivering, not less than (A) in the case of prepayments of Term B Loans which are Base Rate Loans, one Business Day and (B) in the case of prepayments of Term B Loans which are Eurodollar Rate Loans, three Business Days, in each case prior to the proposed prepayment date, a written notice to the Administrative Agent that any mandatory prepayment otherwise required to be made with respect to the Term B Loans held by such Term B Lender pursuant to clauses (i) through (v) of this Section 2.05(b) not be made, in which event such prepayment which would otherwise have been applied to the Term B Loans of such Term B Lenders shall be applied to the remaining principal repayment installments of the Term A Loans on a pro rata basis. Any excess after application of such prepayment to the Term A Loans shall be applied to the remaining principal repayment installments of the Term B Loans on a pro rata basis.

(viii)   Notwithstanding any of the other provisions of clause (ii), (iii) or (v) of this Section 2.05(b), so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii) or (v) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii) or (v) of this Section 2.05(b) to be applied to prepay Loans exceeds $5,000,000.  During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b).  Upon the occurrence of a Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vii)) but which have not previously been so applied.

(ix)      If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately, first, prepay ratably the L/C Borrowings and the Swing Line Loans, second, prepay ratably the outstanding Revolving Credit Loans and, third, Cash Collateralize remaining L/C Obligations, in an aggregate amount equal to such excess.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(x)       Amounts to be applied pursuant to this Section 2.05(b) to the prepayment of Term A Loans, Term B Loans and Revolving Credit Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.05(b) shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any breakage costs owing to the Lenders; providedhowever, that this Section 2.05(b)(x) shall not apply if the Borrower is required to prepay the Loans pursuant to the second proviso in Section 2.05(b)(ii) or the second proviso in Section 2.05(b)(v).

(c)           Prepayment Premium. If, prior to the first anniversary of the Closing Date, (x) the Borrower makes any prepayment of Term B Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term B Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of such Term B Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of Term B Loans outstanding immediately prior to such amendment.

2.06	Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 ($1,000,000 for the Letter of Credit Sublimit or the Swing Line Sublimit) or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b)           Mandatory.

(i)        The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing.

(ii)       The aggregate Term B Commitments shall be automatically and permanently reduced to zero on the date of the Term B Borrowing.

(iii)      The Revolving Credit Facility shall be automatically and permanently reduced in accordance with Section 2.05(b)(vi).  The Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facility.

(iv)      If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a)           Term A Loans.  The Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(a)(i) or 2.05(b)(vi)):

Date	Amount
March 31, 2010	$ 9,375,000
June 30, 2010	$ 9,375,000
September 30, 2010	$ 9,375,000
December 31, 2010	$ 9,375,000
March 31, 2011	$ 18,750,000
June 30, 2011	$ 18,750,000
September 30, 2011	$ 18,750,000
December 31, 2011	$ 18,750,000
March 31, 2012	$ 56,250,000
June 30, 2012	$ 56,250,000
September 30, 2012	$ 56,250,000
December 31, 2012	$ 56,250,000
March 31, 2013	$103,125,000
June 30, 2013	$103,125,000
September 30, 2013	$103,125,000
Maturity Date for Term A Facility	$103,125,000

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b)           Term B Loans.  The Borrower shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(a)(i) or 2.05(b)(vi)):

Date	Amount
March 31, 2008	$3,375,000
June 30, 2008	$3,375,000
September 30, 2008	$3,375,000
December 31, 2008	$3,375,000
March 31, 2009	$3,375,000
June 30, 2009	$3,375,000
September 30, 2009	$3,375,000
December 31, 2009	$3,375,000
March 31, 2010	$3,375,000
June 30, 2010	$3,375,000
September 30, 2010	$3,375,000
December 31, 2010	$3,375,000
March 31, 2011	$3,375,000
June 30, 2011	$3,375,000
September 30, 2011	$3,375,000
December 31, 2011	$3,375,000
March 31, 2012	$3,375,000
June 30, 2012	$3,375,000
September 30, 2012	$3,375,000
December 31, 2012	$3,375,000
March 31, 2013	$3,375,000
June 30, 2013	$3,375,000
September 30, 2013	$3,375,000
December 31, 2013	$3,375,000
March 31, 2014	$3,375,000
June 30, 2014	$3,375,000
September 30, 2014	$3,375,000
Maturity Date for Term B Facility	$1,258,875,000

provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.

(c)           Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08	Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)   While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)   Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender (other than a Defaulting Lender) in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans (for the avoidance of doubt, excluding Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)           Other Fees.

(i)       The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters and as otherwise agreed.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)        The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11	Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                          (ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations in respect of the Facilities due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations in respect of the Facilities owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participation in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)       if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)      the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14	Increase in Commitments.

(a)           Borrower Request.  The Borrower may by written notice to the Administrative Agent, at any one time, elect to request (x) prior to the Maturity Date for the Revolving Credit Facility, an increase to the existing Revolving Credit Commitments and/or (y) the establishment of a term loan Commitment (an “Incremental Term Loan Commitment”), by an aggregate amount under clause (x) and/or (y), not in excess of $50,000,000.  Such notice shall specify (i) the date (the “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b)           Conditions.  The increased or new Commitments shall become effective, as of the Increase Effective Date; provided that:

(i)       each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)      no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii)     on a Pro Forma Basis (assuming full borrowing of any increase in Revolving Credit Commitments), the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 and the Consolidated Leverage Ratio shall not be greater than 2.50:1.00;

(iv)     the Borrower shall make any payments required pursuant to Section 3.05 in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.14(d);

(v)      the terms and documentation for the new or increased Commitments shall be reasonably satisfactory to the Administrative Agent; it being understood that terms that comply with Section 2.14(c) shall be satisfactory to the Administrative Agent; and

(vi)     the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)           Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)       terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term B Loans (it being understood that Incremental Term Loans may be a part of a new or existing tranche of the Term B Loans);

(ii)       the terms and provisions of Revolving Credit Loans made pursuant to new Commitments shall be identical to the Revolving Credit Loans;

(iii)      the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term B Loans;

(iv)      the maturity date of Incremental Term Loans shall not be earlier than the Maturity Date of the existing Term B Loans; and

(v)       the Applicable Rate for the Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Rate for any Incremental Term Loans is greater than the Applicable Rate for the Term B Loans, then the Applicable Rate for the Term B Loans shall be increased to the extent necessary so that the Applicable Rate for the Incremental Term Loans is equal to the Applicable Rate for the Term B Loans; provided, further, that in determining the Applicable Rate applicable to the Term B Loans and the Incremental Term Loans, (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term B Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term B Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Credit Loans or Term B Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans and Incremental Term Loans made pursuant to this Section 2.14.

(d)           Adjustment of Revolving Credit Loans.  To the extent the Commitments being increased on the Increase Effective Date are Revolving Credit Commitments, then each of the Revolving Credit Lenders having a Revolving Credit Commitment prior to the Increase Effective Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Revolving Credit Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Effective Date (the “Post-Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in the L/C Obligations and Swing Line Loans outstanding on the Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in the L/C Obligations and Swing Line Loans will be held by Pre-Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to such increased Revolving Credit Commitments.

(e)           Making of Incremental Term Loans.  To the extent the Borrower has elected to establish Incremental Term B Loan Commitments, on the Increase Effective Date, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(f)           Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, as set forth in the Increase Joinder.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of Incremental Term Loans or any such new Commitments.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or other Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other Loan Party shall make such deductions and (iii) the Borrower or other Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or other Loan Party to a Governmental Authority, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)       duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)       duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)      any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)      subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)     impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to a Lender under this Section 3.05, such Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  A certificate of such Lender setting forth the amount payable by the Borrower, as calculated in accordance with this Section 3.05 and delivered to the Borrower shall be conclusive absent manifest error.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)       executed counterparts of this Agreement, the Guaranty, the Security Agreement and the Perfection Certificate;

(ii)       a Note executed by the Borrower in favor of each Lender requesting a Note not less than two Business Days prior to the Closing Date;

(iii)      a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, in form reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii));

(iv)      a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);

(v)       favorable opinions, addressed to the Administrative Agent and each Lender, of (A) Robinson, Bradshaw & Hinson, P.A., counsel to the Loan Parties, as to the matters set forth in Exhibit J-1, (B) Fried, Frank, Harris, Shriver & Jacobson LLP, special New York counsel to the Loan Parties, as to the matters set forth in Exhibit J-2, (C) Frank B. Wyatt II, general counsel to the Borrower and its Subsidiaries, as to the matters set forth in Exhibit J-3, (D) F. Willis Caruso, Jr., Assistant General Counsel to the Acquired Business and its Subsidiaries, as to the matters set forth in Exhibit J-4, (E) Baker & McKenzie LLP, California and Illinois counsel to certain Subsidiaries of the Acquired Business, as to the matters set forth in Exhibit J-5, and (F) the local real estate counsels to the Loan Parties listed in Schedule 4.01(a)(v), as to the matters set forth in Exhibit J-6 and, in each case such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent;

(vi)      [reserved];

(vii)     a certificate signed by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the conditions specified in Sections 4.01(c), (d), (e), (f), (g) and (h) are satisfied;

(viii)    certificates attesting to the Solvency of the Loan Parties before and after giving effect to the Transaction, from the Borrower’s chief financial officer, in form and substance reasonably satisfactory to the Administrative Agent;

(ix)       evidence reasonably satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(x)        certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request;

(xi)       certified copies of a certificate of merger or other confirmation satisfactory to the Administrative Agent of the consummation of the Acquisition from the Secretary of State of the State of Delaware;

(xii)      deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit H (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the Mortgaged Properties (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A)           evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (subject to Liens permitted under the Loan Documents) and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B)           with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property,

(C)           with respect to each Mortgaged Property, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in an amount equal to not less than the amount set forth on Schedule 4.01(a)(xii)(C), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(D)           with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Mortgage Policy/ies and endorsements contemplated above,

(E)           evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies referred to above,

(F)           with respect to each Mortgaged Property, copies of all leases in which a Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent,

(G)           with respect to each Mortgaged Property, the applicable Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property,

(H)           with respect to each Mortgaged Property, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the Title Company in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the Mortgaged Property is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent, and dated no more than 30 days before the Closing Date unless otherwise consented to by the Administrative Agent,

(I)           to the extent requested by the Administrative Agent, engineering, soils and other reports as to the properties described in the Mortgages, from professional firms acceptable to the Administrative Agent,

(J)           a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, and

(K)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens (as described in clause (C) above) on the property described in the Mortgages has been taken;

provided that to the extent that the requirements of this Section 4.01(a)(xii) are not completed on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the completion of the requirements of this Section 4.01(a)(xii) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be completed within 60 days (15 days in the case of the requirement in clause (A)) after the Closing Date (it being understood that failure to so complete such requirements by such date shall, unless otherwise consented to in writing by the Administrative Agent in its discretion (or, in the case of any of the matters described in clause (A), the Required Lenders), constitute an Event of Default);

(xiii)     the following personal property collateral requirements:

(A)           all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank, other than to the extent delivery is expressly not required under the Security Agreement;

(B)           the Intercompany Note executed by and among the Borrower and each of its applicable Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;

(C)           all other certificates, agreements or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement), in each case, in a form reasonably satisfactory to the Administrative Agent; provided that no control agreements shall be required;

(D)           UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents;

(E)           certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by the Loan Documents or any other Liens acceptable to the Administrative Agent); and United States Patent and Trademark Office and United States Copyright Office searches in form and scope reasonably satisfactory to the Administrative Agent;

(F)           with respect to each location set forth on Schedule 4.01(a)(xiii), a Landlord Access Agreement or Bailee Letter, as applicable, in each case, in a form reasonably satisfactory to the Administrative Agent; provided that no such Landlord Access Agreement or Bailee Letter shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee of such Real Property or owner of the inventory or other personal property Collateral stored with the bailee thereof, as applicable, shall have used all commercially reasonable efforts to do so; and

(G)           with respect to the Borrower’s facility in Reynosa, Mexico, a pledge agreement, in a form reasonably satisfactory to the Administrative Agent, relating to the Administrative Agent’s security interest in all Inventory (as defined in the Security Agreement) and Equipment (as defined in the Security Agreement) held at such facility perfected under applicable local laws;

provided that to the extent that the requirements of this Section 4.01(a)(xiii) (other than pledge and perfection of the security interests in the Equity Interests of Subsidiaries (other than any Foreign Subsidiary) held by a Loan Party and other assets in which a Lien may be perfected by the filing of a financing statement under the UCC) are not completed on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the completion of such requirements of this Section 4.01(a)(xiii) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be completed within 60 days after the Closing Date (it being understood that failure to so complete such requirements by such date shall, unless otherwise consented to in writing by the Administrative Agent in its discretion, constitute an Event of Default);

(xiv)     evidence acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents; and

(xv)      such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b)           All accrued fees and expenses of the Administrative Agent, the Arrangers and the Lenders (including reasonable fees and expenses of counsel for the Administrative Agent and the Arrangers and local counsel for the Lenders) required to have been paid as a condition to the funding of the Facilities shall have been paid.

(c)           The Arrangers shall be reasonably satisfied with the Acquisition Agreement, and with all other agreements, instruments and documents relating to the Transaction (it being understand that the Arrangers are satisfied with the execution version of the Acquisition Agreement dated June 26, 2007); and the Acquisition Agreement and such other agreements, instruments and documents relating to the Transaction shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in a manner materially adverse to the Lenders, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).  The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement in all material respects and in compliance with applicable law and regulatory approvals.

(d)           After giving effect to the Transaction, the Borrower and its Subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock other than (i) the Loans and other Extensions of Credit, (ii) the Borrower Convertible Subordinated Debentures, (iii) the Acquired Business Convertible Subordinated Notes, (iv) Indebtedness of Foreign Subsidiaries under existing local credit facilities and (v)  Indebtedness listed on Schedule 7.02(d).

(e)           The Refinancing shall have been consummated (other than the repurchase or conversion into cash of Acquired Business Convertible Subordinated Notes as contemplated by clause (ii) of the definition of “Refinancing”), and the Administrative Agent shall have received reasonably satisfactory evidence of such consummation.  The Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being repaid in full, including the Existing Credit Agreements.  The Administrative Agent shall have received such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(f)           On the Closing Date, (a) there shall be no breach of any representation made by the Acquired Business in the Acquisition Agreement (i) that is material to the interests of the Lenders (it being understood that the representation in Section 4.6(b) of the Acquisition Agreement is material to the interests of the Lenders) and (ii) which would give the Borrower the right to terminate the Borrower’s obligations thereunder, and (b) the representations and warranties in Sections 5.01, 5.02, 5.03, 5.04, 5.14 and 5.21 shall be true and correct.

(g)           Prior to and during the syndication of the Facilities, there shall have been no offering, placement or arrangement of any debt by or on behalf of the Borrower, Acquired Business or any of their Subsidiaries (other than the Facilities) that, in the reasonable judgment of the Arrangers, would adversely affect the syndication of the Facilities.

(h)           No Material Adverse Change (as defined in the Acquisition Agreement) of the Acquired Business shall have occurred since June 26, 2007 and be continuing.

(i)           The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.17.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Conditions to All Other Credit Extensions.

The obligation of the L/C Issuer and each Lender to honor any Request for Credit Extension (other than (i) the initial Credit Extension and (ii) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively; provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) the initial Credit Extension and (ii) a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted by Section 7.01) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in the case of clauses (b) and (c) for such conflicts, breaches, contraventions and violations as could not reasonably be expected to have a Material Adverse Effect.

5.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents as required or permitted by the terms thereof (including the first priority (subject to Permitted Liens) nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings of Uniform Commercial Code financing statements, the filing of the Security Agreement or a short form thereof in the United States Patent and Trademark Office and the United States Copyright Office, and the filing, recording or registration of the Mortgages and other instruments and the taking of other actions necessary to perfect the Liens created by the Collateral Documents or (in the case of any local law pledge agreements with respect to first-tier Foreign Subsidiaries) required under applicable foreign law in order to create and perfect the Liens provided for thereby, (ii) authorizations, approvals, actions, notices and filings that have been (or on the Closing Date will have been) duly obtained, taken, given or made and are (or on the Closing Date will be) in full force and effect, and (iii) with respect to the Acquisition, authorizations, approvals, actions, notices and filings the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.  The Acquisition has been consummated in accordance in all material respects with the Acquisition Agreement and applicable Law.

5.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each such Loan Party party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.05	Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the date thereof and their respective results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) reflect, as of the date thereof, all material indebtedness and other liabilities, direct or contingent, of the entities to which they relate (including liabilities for taxes, material commitments and Indebtedness) that are required to be reflected or disclosed in financial statements prepared in accordance with GAAP.

(b)           The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2007, and the related consolidated statements of income or operations and cash flows for the nine-month periods ended September 30, 2006 and 2007 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the dates thereof and their respective results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) reflect, as of the date thereof, all material indebtedness and other liabilities, direct or contingent, of the entities to which they relate (including liabilities for taxes, material commitments and Indebtedness) that are required to be reflected or disclosed in financial statements prepared in accordance with GAAP.

(c)           Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of September 30, 2007 and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the  twelve-month period then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case on an unaudited Pro Forma Basis giving effect to the Transaction.

(e)           The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered prior to the date hereof or pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial condition and performance (it being understood that projections are subject to certain contingencies and assumptions beyond the control of the Borrower and its Subsidiaries, and no assurance can be given that such projections will be realized).

(f)           The Borrower has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Borrower and its Subsidiaries is made known to the chief executive officer and chief financial officer of the Borrower by others within the Borrower or any of its Subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system.  The Borrower’s auditors and the audit committee of the Board of Directors of the Borrower have been advised of:  (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the Borrower’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Borrower’s internal controls over financial reporting.  Except as disclosed in the Borrower’s public filings with the SEC as and when required, since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

5.06	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that, except as specifically disclosed in Schedule 5.06, (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07	No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Ownership of Property; Liens; Investments.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple (except for immaterial defects in title and except for other Liens permitted by Section 7.01) to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business.  No Mortgage encumbers improved real property on which any building is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

(b)           The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

(c)           Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, the purpose/use of each real property, the record owner thereof and whether the real property is to be encumbered by a Mortgage.  Each Loan Party has good, marketable and insurable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           (ii)  Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all Specified Leases of real property under which any Loan Party is the lessee as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, a description of the lease, lessor, lessee, the purpose/use of each leased real property and whether there exists an option to purchase/right of first refusal pursuant to the lease.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.  As used herein, “Specified Lease” means (x) with respect to the Borrower and its Subsidiaries that are Loan Parties (before giving effect to the Acquisition), any lease of real property under which any such Loan Party is lessee as of the date hereof, and (y) with respect to the Acquired Business and its Subsidiaries that are Loan Parties, any lease of real property under which any such Loan Party is lessee as of the date hereof (A) used for the chief executive office of any such Loan Party, (B) used as a manufacturing facility, (C) consisting of a warehouse or storage facility in excess of 100,000 square feet, or (D) listed in the most recent report on Form 10-K of the Acquired Business filed with the SEC.

(ii)      Schedule 7(b)(I) of the Perfection Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessor as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, lessor and lessee.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(iii)     Schedule 7(b)(II) of the Perfection Certificate sets forth a complete and accurate list of all Specified Leases of real property  under which the landlord’s/grantor’s consent to the Transaction is required.

5.09	Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)           The Loan Parties and their respective Subsidiaries and their respective operations, businesses, properties and facilities are in compliance with all applicable Environmental Laws, and have complied and comply with all necessary Environmental Permits.

(b)           No Loan Party or any of their respective Subsidiaries has become subject to any Environmental Liability or received notice of any claims with respect to any Environmental Liability, or is subject to any order, decree, judgment or agreement which implies any obligation under any Environmental Law or any Environmental Liability.

(c)           None of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on or at any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been Released on, at, under or from any property or facility currently or to the knowledge of the Loan Parties, formerly owned, operated or leased by any Loan Party or any of its Subsidiaries.

(d)           Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials that any Loan Party or any of its Subsidiaries generated, used, treated, handled, or stored at, or transported to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which would not reasonably be expected to result in a Material Adverse Effect.

5.10	Insurance.

Schedule 5.10 sets forth a true, complete and correct description of all insurance maintained by each Loan Party of the Closing Date.  All insurance policies maintained by the Borrower and its Subsidiaries were issued by financially sound and reputable insurance companies that are not affiliates of the Borrower and are in full force and effect; all premiums thereunder have been duly paid; neither the Borrower nor any of its Subsidiaries has received notice of violation or cancellation thereof (except for coverages that have been replaced); the premises, and the use, occupancy and operation of the properties of the Borrower and its Subsidiaries comply in all material respects with all Insurance Requirements; and there exists no default under any material Insurance Requirement.  The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

5.11	Taxes.

The Borrower and its Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all Federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.  The Acquisition will not be taxable to the Borrower or any of its Subsidiaries under U.S. federal or state income tax laws.

5.12	ERISA Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except for any matter of noncompliance that could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification and that cannot be corrected without material liability to the Borrower.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) To the Borrower’s knowledge, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in the case of any of (i) through (v) above that could reasonably be expected to have a Material Adverse Effect.

(d)           With respect to each scheme or arrangement related to retirement or pension obligations mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)       any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that could not reasonably be expected to have a Material Adverse Effect;

(ii)        the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that could not reasonably be expected to have a Material Adverse Effect; and

(iii)       each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.

5.13	Subsidiaries; Equity Interests; Loan Parties.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 1(a) of the Perfection Certificate.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party free and clear of all Liens except those created under the Collateral Documents.  As of the Closing Date, the Borrower has no equity investments in any other Person other than those specifically disclosed in Schedules 9(a) and 9(b) to the Perfection Certificate.  As of the Closing Date, all Subsidiaries (other than CFCs, Subsidiaries of CFCs that are disregarded entities for purposes of the Code and Inactive Subsidiaries) are Loan Parties.  Set forth in Schedule 1(a) to the Perfection Certificate is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization (if applicable).  As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(iii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14	Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.

(b)           Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15	Disclosure.

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished prior to the date hereof and taken as a whole) or the Information Memorandum, as of the date furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to certain contingencies and assumptions beyond the control of the Borrower and its Subsidiaries, and no assurance can be given that such projections will be realized).

5.16	Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.17	Intellectual Property; Licenses, Etc.

The Borrower and each of its Subsidiaries own, or possess the right to use, all of the Intellectual Property reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person,  except to the extent such conflicts could not reasonably be expected to have a Material Adverse Effect. Schedules 11(a) and 11(b) to the Perfection Certificate set forth a complete and accurate list as of the Closing Date of all registered Intellectual Property owned by any Loan Party. Each of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights constituting Inactive Intellectual Property meet the conditions specified in the definition of Inactive Intellectual Property. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person, except for such infringements that could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18	Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19	Labor Matters.

Neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.  The hours worked by and payments made to employees of the Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except to the extent such violations could not reasonably be expected to have a Material Adverse Effect.

5.20	Collateral Documents.

(a)           The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to no Liens other than Liens permitted under the Loan Documents.

(b)           When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such of the Intellectual Property as consists of Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted under the Loan Documents (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents, patent applications and copyrights acquired by the Loan Parties after the Closing Date).

(c)           Each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted under the Loan Documents, and when the Mortgages are filed in the offices specified on Schedule 7(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.12 and 6.16, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.12 and 6.16), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(d)           Each Collateral Document (other than Mortgages) delivered pursuant to Sections 6.12 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the Liens permitted under the Loan Documents.

5.21	Anti-Terrorism Law.

(a)           No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)       a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)      a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)     a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)     a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)      a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c)           No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent liabilities that are not yet due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2007), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any material qualification or exception including any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidating statement of income or operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, in a form reasonably satisfactory to the Administrative Agent and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2008), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statement of income or operations and the related consolidated statement of cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be in a form reasonably satisfactory to the Administrative Agent; and

(c)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated and consolidating balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Term B Facility occurs).

The information required by Section 6.01(a) or (b) may be included in materials furnished pursuant to Section 6.02(d), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants stating that in making the examination necessary for the audit no knowledge was obtained of any Default under Section 7.11 or, if any such Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by accounting rules or guidelines, it being acknowledged by the Administrative Agent and the Lenders that the audit performed by such accountants is not directed primarily toward obtaining knowledge of such compliance or noncompliance);

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than on Form S-8) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries, in form and detail reasonably satisfactory to the Administrative Agent and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document or material instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could reasonably be expected to materially impair the value of the interests or the rights of any Loan Party or otherwise could reasonably be expected to have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i)           promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected (i) to have a Material Adverse Effect or (ii) to cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j)           concurrently with the delivery of financial statements pursuant to Section 6.01(a), deliver to the Administrative Agent a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement) and a certificate of a Responsible Officer and the chief legal officer of the Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); and

(k)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, in form and detail reasonably satisfactory to the Administrative Agent or such Lender, as the case may be.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03	Notices.

Promptly, after a Responsible Officer of the Borrower obtains knowledge thereof, notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(d)           of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v).

Each notice pursuant to Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.

Pay and discharge as the same shall become due and payable or before they become delinquent, as the case may be, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and all lawful claims which, if unpaid, would by law become a Lien upon its property, unless in each case the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks.

6.06	Maintenance of Properties, Etc.

(a)           Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof.

(b)           Except to the extent the failure to comply with any of the following covenants could not reasonably be expected to have a Material Adverse Effect:

(i)       (A) Use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) maintain as in the past the quality of products and services offered under such Trademark, (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirements of law, (D) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to Sections 6.12 and 6.13, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby such Trademark may become invalidated or impaired in any way;

(ii)       Do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public;

(iii)      (A) Employ each Copyright and (B) not do any act or omit to do any act (and not permit any licensee or sublicensee thereof to do any act or omit to do any act) whereby any portion of the Copyrights may become invalidated or otherwise impaired;

(iv)      Not (either the Borrower or any Subsidiary or through licensees) do any act whereby any portion of the Copyrights may fall into the public domain;

(v)       Not use any Intellectual Property to infringe the intellectual property rights of any other Person;

(vi)      Notify the Administrative Agent promptly if the Borrower or any Subsidiary knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any other governmental authority in any country) regarding the Borrower’s or such Subsidiary’s ownership of, or the validity of, any Intellectual Property or the Borrower’s or such Subsidiary’s right to register the same or to own and maintain the same;

(vii)     Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; and

(viii)    In the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, the affected Borrower or Subsidiary shall (A) take such actions as the Borrower or such Subsidiary shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (B) promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(c)           Whenever the Borrower or any Guarantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, the Borrower or such Guarantor shall report such filing to the Administrative Agent within 30 days after the last day of the fiscal quarter in which such filing occurs.

(d)           Use commercially reasonable efforts to cause the Loans and the Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).

6.07	Maintenance of Insurance.

(a)           Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)           All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)           With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d)           No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Mortgaged Property, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Mortgaged Property; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.07 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.07.

6.08	Compliance with Laws.

Comply in all material respects with all material Requirements of Laws applicable to it or to its business or property, except in such instances in which such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted.

6.09	Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10	Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) visits by Lenders pursuant to this Section 6.10 shall be coordinated through the Administrative Agent, (ii) if no Default exists, each Lender may visit no more than two times during any calendar year, and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11	Use of Proceeds.

Use the proceeds of the Credit Extensions, in compliance with all applicable Laws, (i) to finance the Acquisition and the Refinancing, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) for ongoing working capital and other general corporate purposes of the Borrower and the Subsidiaries, including Permitted Acquisitions.

6.12	Covenant to Guarantee Obligations and Give Security.

(a)           Subject to this Section 6.12, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or, in the case of registered Intellectual Property, within five Business Days after the last day of the fiscal quarter in which registration occurs) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted under the Loan Documents, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and filings with the United States Patent and Trademark Office and United States Copyright Office.  The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b)           With respect to any Person that is or becomes a Subsidiary (other than an Inactive Subsidiary) after the Closing Date or any Subsidiary that ceases to be an Inactive Subsidiary, promptly (and in any event within 30 days after such Person becomes a Subsidiary or ceases to be an Inactive Subsidiary, as the case may be) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, except (in the case of a first-tier Foreign Subsidiary) to the extent not required by the Security Agreement, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than a CFC or a Subsidiary held directly or indirectly by a CFC that is a disregarded entity for purposes of the Code) (A) to execute a joinder agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Notwithstanding the foregoing, the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (i) of this Section 6.12(b) shall not include any Equity Interests of a CFC or any direct or indirect Subsidiary of a CFC that is a disregarded entity for purpose of the Code created or acquired after the Closing Date other than (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(b).

(c)           Subject to this Section 6.12, with respect to the Borrower and Guarantors only, promptly grant to the Administrative Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each real property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted under the Loan Documents.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired real property (including, but not limited to, a Mortgage Policy, a survey, a flood certificate and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

(d)           Notwithstanding anything to the contrary in this Section 6.12 or elsewhere in this Agreement or in any other Loan Document, (i) assets will be excluded from the Collateral, or Collateral will be excluded from delivery and/or perfection requirements, in any such case, in circumstances where the Administrative Agent determines in writing, in its reasonable discretion, that the costs of obtaining a security interest in such assets, or the costs of such delivery and/or perfection, as the case may be, are excessive in relation to the practical benefits afforded to the Secured Parties thereby, and (ii) assets will be excluded from the Collateral if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of any contract or by applicable Law.

6.13	Further Assurances.

Promptly, upon the reasonable request of the Administrative Agent or any Lender through the Administrative Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document or this Agreement, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.  Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require.  If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the real property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

6.14	Employee Benefits.

Furnish to the Administrative Agent (x) promptly, upon the occurrence of any ERISA Event (or termination or withdrawal with respect to Foreign Plans) that, alone or together with any other ERISA Events (or termination or withdrawal with respect to Foreign Plans) that have occurred, could reasonably be expected to result in material liability of the Borrower or its Subsidiaries or any of their ERISA Affiliates or the imposition of a Lien, a written notice specifying the nature thereof, what action the Borrower, its Subsidiaries or its ERISA Affiliates have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or its Subsidiaries or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Borrower or its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by the Borrower or its Subsidiaries) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, on and after the effectiveness of the Pension Protection Act of 2006, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, they shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

6.15	Compliance with Environmental Laws.

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all Environmental Laws; provided, however, that in any event neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.16	Information Regarding Collateral and Loan Documents.

Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of a certificate by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a value in excess of $1,000,000 is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

6.17	Compliance with Terms of Leaseholds.

(i) Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party and is material to the business of the Borrower and its Subsidiaries, (ii) keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (other than, in each case, in accordance with its terms), (iii) notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and (iv) cause each of its Subsidiaries to do so.

6.18	Interest Rate Protection.

No later than the 60th day after the Closing Date, enter into, and for a minimum of three years thereafter maintain, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Term Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

6.19	Material Contracts.

The Borrower and the Guarantors shall comply, and cause each other Subsidiary to comply, with all material terms and conditions of any Material Contract to which it is a party. The Borrower and the Guarantors will not (a) enter into, or permit any other Subsidiary to enter into, any amendment or modification to any Material Contract of a material nature, or (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity, if in either case such amendment, modification, cancellation or termination would be reasonably likely to have a Material Adverse Effect. The Borrower and the Guarantors agree that they shall promptly notify the Administrative Agent and deliver to the Administrative Agent any notice received by the Borrower or such Guarantor with respect to any event which constitutes a default by the Borrower or such Guarantor or any other Subsidiary under any Material Contract to which the Borrower, such Guarantor or such other Subsidiary is a party.

6.20	Properties Designated for Sale.

(a)           On or prior to June 30, 2008, the Borrower shall, with respect to the real property located at 10500 West 153rd Street, Orland Park, IL 60462 (so long as such real property has not been sold prior to June 30, 2008 in accordance with Section 7.05 hereof), execute and deliver or cause to be delivered the following in favor of the Collateral Agent:

(i)       a Mortgage as required by Section 4.01(a)(xii) hereof;

(ii)      evidence of (i) filing and (ii) payment of documentary, stamp, intangible and recording taxes as required by Section 4.01(a)(xii)(A) hereof;

(iii)     such consents, approvals, amendments and other documents and instruments as required by Section 4.01(a)(xii)(B) hereof;

(iv)     a Mortgage Policy as required by Section 4.01(a)(xii)(C);

(v)      certificates, information and instruments of indemnification as required by Section 4.01(a)(xii)(D);

(vi)     evidence of payment as required by Section 4.01(a)(xii)(E) hereof;

(vii)    copies of all leases and subordination agreements as required by Section 4.01(a)(xii)(F) hereof;

(viii)   notifications, registrations and filings as required by Section 4.01(a)(xii)(G) hereof;

(ix)      a survey as required by Section 4.01(a)(xii)(H) hereof;

(x)       engineering, soils and other reports as required by Section 4.01(a)(xii)(I) hereof;

(xi)      a completed Federal Emergency Management Agency Standard Flood Hazard Determination as required by Section 4.01(a)(xii)(J) hereof;

(xii)     evidence that all other action that the Administrative Agent may deem necessary or desirable has been taken as required by Section 4.01(a)(xii)(K) hereof; and

(xiii)    an opinion of local counsel as required by Section 4.01(a)(v)(D) substantially in the form of Exhibit J-4 hereof.

(b)           On or prior to June 30, 2008, the Borrower shall, with respect to the real property located at 1315 Industrial Park Drive, Smithfield, NC 27577 (so long as the business located on such real property has not been sold prior to June 30, 2008 in accordance with Section 7.05 hereof), execute and deliver or cause to be delivered the following in favor of the Collateral Agent:

(i)       a Landlord Access Agreement as required by (but subject to the proviso set forth in) Section 4.01(a)(xiii)(F); and

(ii)       a UCC fixture financing statement.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent liabilities that are not yet due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or knowingly suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01(b) (which shall set forth the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Borrower or any Subsidiary subject thereto) and any renewals, replacements, modifications or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed (except for releases thereof), and (iv) any renewal, replacement, modification or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)           Liens for taxes, assessments or other governmental charges (i) which are not delinquent for a period of more than 30 days or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law in the ordinary course of business or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(f)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(g)           easements, rights-of-way, restrictions, covenants, conditions, encroachments and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and property concurrently being financed solely by the same financing source, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Indebtedness is incurred within one year after such acquisition of such property by such Person;

(j)           Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower, or at the time such property is acquired by the Borrower or any Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary (or, in the case of acquisition of such property by the Borrower or any Subsidiary, such Liens do not extend to any other property of the Borrower or any Subsidiary), and the applicable Indebtedness secured by such Lien is permitted under Section 7.02;

(k)           Liens securing obligations outstanding in an aggregate amount not to exceed $5,000,000;

(l)           the replacement, extension, modification or renewal of any Lien permitted by clauses (i) and (j) above upon or in the same property theretofore subject thereto or the replacement, extension, modification or renewal (without increase in the amount or change in any direct or contingent obligor (other than releases thereof)) of the Indebtedness secured thereby;

(m)           leases and subleases of the properties of the Borrower or any Subsidiary granted by the Borrower or any Subsidiary to third parties, in each case entered into in the ordinary course of the Borrower or the Subsidiary’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(n)           licenses and sublicenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries;

(o)           Liens in favor of any Loan Party;

(p)           Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(q)           Liens solely on cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to an Investment permitted hereunder;

(r)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(s)           Liens securing Indebtedness of Foreign Subsidiaries incurred pursuant to Section 7.02(a) or (f) and Liens securing obligations of any Foreign Subsidiary under a Cash Management Agreement with a Cash Management Bank; provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness.

7.02	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that if such Swap Contract relates to interest rates, (A) such Swap Contract relates to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (B) the notional principal amount of such obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such obligations relate;

(b)           Indebtedness permitted by Section 7.03(c);

(c)           Indebtedness under the Loan Documents;

(d)           (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.02(d), (ii) Indebtedness under credit facilities of Foreign Subsidiaries, which credit facilities are existing on the date hereof and described on Schedule 7.02(d) (not in excess of the commitments existing on the date hereof and set forth on Schedule 7.02(d)) and (iii) any refinancings, refundings, renewals or extensions of any of the foregoing; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred (plus, only in the case of refinancings, refundings, renewals or extensions of credit facilities described in clause (ii), undrawn commitments thereunder, but not in excess of the commitments existing on the date hereof and set forth on Schedule 7.02(d)), in connection with such refinancing and the direct or any contingent obligor with respect thereto is not changed (other than releases thereof), as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, and refinancings thereof, within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f)           Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(g)           Indebtedness resulting from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and Indebtedness under agreements with financial institutions for cash management services or deposit account overdraft protection services entered into in the ordinary course of business, which Indebtedness is outstanding for no longer than 5 days;

(h)           Indebtedness in an aggregate principal amount not to exceed $150,000,000 at any time outstanding, of which up to $60,000,000 in the aggregate may be incurred by Persons that are not Guarantors; provided that any Indebtedness incurred under this Section 7.02(h) by a Loan Party shall be unsecured;

(i)           unsecured Indebtedness of the Borrower or any Guarantor or Acquired Indebtedness of any Subsidiary and any refinancings, refundings, renewals or extensions thereof; provided that, both immediately prior to and after giving effect thereto, (i) no Default shall exist or result therefrom and (ii) on a Pro Forma Basis, the Consolidated Leverage Ratio shall not exceed 1.50:1.00;

(j)           unsecured Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not to exceed $750,000,000 at any time outstanding so long as the Net Cash Proceeds thereof are used to prepay the Loans in accordance with Section 2.05(b)(iv) and (vi); provided that (i) no Default shall exist or result therefrom and (ii) such Indebtedness shall require no amortization payments and shall not have a scheduled maturity prior to the date that is 180 days following the Maturity Date of the Term B Facility and shall have terms and related provisions, including without limitation, interest rate, covenants, events of default, guarantees and other terms, reasonably satisfactory to the Administrative Agent; and

(k)           Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Borrower or any of its Subsidiaries in the ordinary course of business.

7.03	Investments.

Make or hold any Investments, except:

(a)           Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)           (i) loans and advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes (to the extent not prohibited by applicable Law), and (ii) other loans and advances to employees for the purchase of Equity Interests of the Borrower in an aggregate amount not exceeding $1,000,000 at any time outstanding;

(c)           (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties (other than amounts covered by Section 7.03(g)(vi)) in an aggregate amount invested from the date hereof not to exceed $5,000,000 plus the Available Basket Amount; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Collateral Documents;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(e);

(f)           Investments by the Borrower and its Subsidiaries in Swap Contracts permitted under Section 7.02(a);

(g)           the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property (or any division, line of business or substantial part thereof) of, any Person that (in the case of a purchase or acquisition of Equity Interests), upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i)       any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii)       the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall not be in contravention of the requirements of Section 7.07;

(iii)      no Default shall have occurred and be continuing and after giving effect to such purchase or other acquisition on a Pro Forma Basis the Borrower shall be in compliance with Section 7.11;

(iv)      with respect to any such purchase or other acquisition on or prior to the first anniversary of the Closing Date, the aggregate Acquisition Consideration for all such purchases and acquisitions under this Section 7.03(g) on or prior to the first anniversary of the Closing Date shall not exceed $50,000,000;

(v)       with respect to any such purchase or other acquisition after the first anniversary of the Closing Date, after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio shall be at least 0.25 “turn” less than the maximum Consolidated Leverage Ratio permitted at such time by the covenant set forth in Section 7.11;

(vi)      the aggregate Acquisition Consideration paid after the Closing Date for the purchase or other acquisition pursuant to this Section 7.03(g) of Equity Interests of Persons that will not be Guarantors, when taken together with the aggregate amount of Investments under Section 7.03(i), shall not exceed $50,000,000 in any year plus the Available Basket Amount; and

(vii)     the Borrower shall have delivered to the Administrative Agent on or prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(h)           Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $5,000,000 plus the Available Basket Amount; provided that, with respect to each Investment made pursuant to this Section 7.03(h):

(i)       such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(ii)       any determination of the amount of such Investment shall include all cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and

(iii)      immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;

(i)           other Investments, when taken together with the aggregate Acquisition Consideration for the purchase or other acquisition pursuant to Section 7.03(g) of Equity Interests of Persons that will not be Guarantors, not to exceed $50,000,000 in any year plus the Available Basket Amount;

(j)           Investments consisting of the receipt of noncash proceeds of any Disposition permitted by Section 7.05; and

(k)           the Acquisition.

7.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Loan Party is merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to the Borrower or to another Loan Party;

(c)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)           the Borrower and its Subsidiaries may consummate the Acquisition in accordance with the Acquisition Agreement; and

(e)           each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving entity or the surviving entity becomes a Loan Party in accordance with Section 6.12.

7.05	Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property or property no longer used or useful in the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e)           transactions expressly permitted by Section 7.01, 7.03, 7.04 or 7.06;

(f)           Dispositions consisting of leases, subleases, licenses and sublicenses of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;

(g)           Dispositions consisting of the sale, transfer or assignment of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(h)           Dispositions by Subsidiaries of the Borrower that are not Loan Parties to other Subsidiaries that are not Loan Parties;

(i)           Dispositions resulting from casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(j)           Dispositions listed on Schedule 7.05(j);

(k)           Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed $20,000,000 and (iii) at least 75% of the purchase price for all property subject to such Disposition shall be paid to the Borrower or such Subsidiary solely in cash and Cash Equivalents; and

(l)           Dispositions listed on Schedule 7.05(l); provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) at least 75% of the purchase price for all property subject to such Disposition shall be paid to the Borrower or such Subsidiary solely in cash and Cash Equivalents;

provided, however, that any Disposition pursuant to Section 7.05(a), (b), (c), (f), (j), (k) or (l) shall be for fair market value.  For purposes of Section 7.05(k) and (l), the following shall be deemed to be cash:  (a) the assumption of any liabilities of the Borrower or any Subsidiary with respect to, and the release of the Borrower or such Subsidiary from all liability in respect of, any Indebtedness of the Borrower or the Subsidiaries permitted hereunder (in the amount of such Indebtedness) that is due and payable within one year of the consummation of such disposition and (b) securities received by the Borrower or any Subsidiary from the transferee that are immediately convertible into cash without breach of their terms or the agreement pursuant to which they were purchased and that are promptly converted by the Borrower or such Subsidiary into cash.

7.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)           except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(iii), the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests (other than Disqualified Equity Interests);

(d)           so long as no Default exists, the Borrower may purchase, redeem or otherwise acquire for cash Equity Interests of the Borrower from officers, directors or employees of the Borrower and its Subsidiaries in an aggregate amount not exceeding $1,000,000 during any fiscal year;

(e)           the Andrew Warrant (as defined in the Acquisition Agreement) may be exercised for the Merger Consideration (as defined in the Acquisition Agreement) in accordance with its terms; and

(f)           the Borrower may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests of the Borrower; provided that (A) no Default shall have occurred and be continuing, and after giving effect to such Restricted Payment on a Pro Forma Basis the Borrower shall be in compliance with Section 7.11 and (B) after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Leverage Ratio shall not exceed 2.00:1.00; provided that this clause (B) shall not apply with respect to up to an aggregate of $50,000,000 of Restricted Payments under this Section 7.06(f) after the Closing Date.

7.07	Change in Nature of Business.

Engage in any material line of business other than those lines of businesses conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

7.08	Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)           transactions (i) between or among the Loan Parties and (ii) between or among Subsidiaries that are not Loan Parties;

(b)           transactions described on Schedule 7.08 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Loan Party);

(c)           transactions (i) otherwise expressly permitted by Sections 7.01(o), 7.02(b), 7.03(b) or (c), 7.04(a), (b) or (c), 7.05(d) or (h) or 7.06(a), and (ii) any transaction with a Foreign Subsidiary or joint venture or similar entity which would constitute an Affiliate transaction solely because the Borrower or any of its Subsidiaries owns an equity interest in or otherwise controls such Foreign Subsidiary, joint venture or similar entity; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or any of its Subsidiaries shall have a beneficial interest in such Foreign Subsidiary, joint venture or similar entity (other than directors’ qualifying shares);

(d)           the issuance of Equity Interests other than Disqualified Equity Interests in the Borrower to, or repurchase or acquisition of Equity Interests in the Borrower from, directors, officers and employees of the Borrower and its Subsidiaries pursuant to stock option plans or other employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of the Borrower; and

(e)           normal compensation, severance and other benefit arrangements paid to or provided for the benefit of directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business (including reasonable directors’ fees).

7.09	Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and in each case under clauses (A) and (B), any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligation), or (ii) of any Loan Party to Guarantee the Indebtedness of the Borrower.

7.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of the Exchange Act, or the regulations promulgated thereunder or the provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulation T, U or X.

7.11	Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through June 30, 2008	2.85:1.00
July 1, 2008 through June 30, 2009	3.75:1.00
July 1, 2009 through June 30, 2010	4.50:1.00
July 1, 2010 and thereafter	5.00:1.00

(b)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through June 30, 2008	4.25:1.00
July 1, 2008 through June 30, 2009	3.75:1.00
July 1, 2009 through June 30, 2010	3.25:1.00
July 1, 2010 and thereafter	2.50:1.00

7.12	Capital Expenditures.

Make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2008 through 2012	$100,000,000
2013 and thereafter	$110,000,000

provided, however, that (i) this Section 7.12 shall not apply for any fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 1.50:1.00 and (ii) up to 50% of the unused amount in any year may be carried over into the next year, subject to a maximum carryover of $15,000,000 per year.

7.13	Prepayments of Other Indebtedness; Modifications of Organization Documents and Other Documents, Etc.

Directly or indirectly:

(a)           make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, or any purchase upon the exercise by the holder thereof of any “put” or similar rights, the Borrower Convertible Subordinated Debentures, the Acquired Business Convertible Subordinated Notes or any other Indebtedness subordinated in right of payment to the Obligations; provided that the foregoing shall not prohibit (i) any refinancing permitted by Section 7.02(d), (ii) prepayment, purchase or conversion into cash of Acquired Business Convertible Subordinated Notes financed with borrowings of Revolving Credit Loans or with cash on hand, (iii) conversion of any Indebtedness into, or payment for any purchase of Indebtedness with, common stock of the Borrower or (iv) payments described in Schedule 7.13(a);

(b)           amend or modify, or permit the amendment or modification of, any provision of any Related Document or any document governing the Acquired Business Convertible Subordinated Notes or the Borrower Convertible Subordinated Debentures in any manner that is adverse in any material respect to the interests of the Lenders; or

(c)           terminate, amend or modify any of its Organization Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that the Borrower may issue such Equity Interests, so long as such issuance is not prohibited by any other provision of this Agreement, and may amend or modify its Organization Documents to authorize any such Equity Interests.

7.14	Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15	Inactive Subsidiaries.

Permit any Inactive Subsidiary to engage in any operating activities or hold any assets other than assets with an aggregate fair market value of less than $100,000, subject to an aggregate limit of $l,000,000 for all Inactive Subsidiaries.

7.16	No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale or contained in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, (c) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal or premium of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03(a), 6.05 (with respect to the legal existence of the Borrower), 6.11 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date on which (i) a Responsible Officer of such Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount outstanding (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so deemed) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount and such Loan Party or such Subsidiary fails to pay such Swap Termination Value when due after applicable grace periods; or

(f)           Insolvency Proceedings, Etc.  The Borrower or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event, or termination or withdrawal with respect to Foreign Plans, occurs with respect to a Pension Plan, Multiemployer Plan or Foreign Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent liabilities not then due and payable), ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Collateral Documents.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby (other than as a result of the failure to file a continuation statement specified in a certificate delivered pursuant to Section 6.02(j)).

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order;

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III) ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees and Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements or Secured Cash Management Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and if and when no Obligations are outstanding, returned to the Borrower.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, for the avoidance of doubt, exercising any discretion under Section 6.12 or Section 6.13).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that no such consent shall be required if an Event of Default shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, after consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

9.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10	Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11	Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

ARTICLE X
MISCELLANENOUS

10.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrower or the applicable Loan Party, as the case may be, and the Administrative Agent and consented to by the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments pursuant to Section 2.05(b) shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, premium, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(c)           reduce the principal or premium of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d)           change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders, (ii) if such Facility is the Term B Facility, the Required Term B Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(e)           change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders”, “Required Term A Lenders” or “Required Term B Lenders”, without the written consent of each Lender under the applicable Facility;

(f)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)           release any Material Subsidiary from the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h)           impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders, (ii) if such Facility is the Term B Facility, the Required Term B Lenders, and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

In addition, notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term A Loans, Term B Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.02	Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)      if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03	No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04	Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) if the Closing Date occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendment and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable  fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees, without affecting the Borrower’s payment obligations with respect thereto, to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not (subject to the provisions of Section 7.04) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitments or Revolving Credit Loans,  $1,000,000, in the case of any assignment in respect of Term A Commitments or Term A Loans or $1,000,000, in the case of any assignment in respect of Term B Commitments or Term B Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, provided, further, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of the Assignee Group), the fee will be $2500 plus $0 for the first four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable) and then $500 for each additional concurrent assignment or suballocation to members of an Assignee Group (or from members of an Assignee Group, as applicable). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to its own Loans and Commitments only) at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant or give its consent to the assignment or transfer of the Borrower’s rights or obligations hereunder to the extent such consent is required pursuant to Section 10.06(a).  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender shall maintain at the Lender’s Lending Office a register for the recordation of the names and addresses of its Participants and their interests.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14, (ii) any pledge referred to in Section 10.06(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and executed copies of the Lender Addenda reflecting the full amount of the commitments described in the third paragraph of the Preliminary Statements.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to be able to make or maintain Eurodollar Rate Loans under the circumstances specified in Section 3.02, or if any Lender is a Defaulting Lender or under the circumstance set forth in the next to last paragraph of Section 10.01, or if the Borrower exercises its right under the penultimate paragraph of Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including the premium specified in Section 2.05(c) in the case of any assignment pursuant to the penultimate paragraph of Section 10.01 prior to the first anniversary of the Closing Date as if such assignment were a Repricing Transaction);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14	Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

10.18	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.19	Lender Addendum.

Each Lender to become a party to this Agreement on the Closing Date shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent, whereupon such Lender Addendum shall be incorporated into and shall become a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Joan Mok
Name: Joan Mok
Title: Vice President

BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender

By:	/s/ Lisa S. Coney
Name: Lisa S. Coney
Title: Senior Vice President